Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT:

Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD SALES AND
NET INCOME FOR SECOND QUARTER FISCAL YEAR 2006 AND
RECORD QUARTERLY CASH DIVIDEND

•                  RECORD NET SALES OF $227.3 MILLION FOR THE SEPTEMBER QUARTER, UP 4% SEQUENTIALLY

•                  RECORD GROSS MARGINS OF 59.2% IN THE SEPTEMBER QUARTER

•                  RECORD OPERATING PROFIT OF 34.9% IN THE SEPTEMBER QUARTER

•                  RECORD GAAP NET INCOME OF 28.9% AND $65.7 MILLION IN THE SEPTEMBER QUARTER

•                  NET CASH GENERATED OF $114 MILLION DURING THE SEPTEMBER QUARTER BEFORE DIVIDEND PAYMENT OF $26 MILLION

•                  INCREASED DIVIDEND BY 28% SEQUENTIALLY TO 16 CENTS PER SHARE.  REPRESENTS AN INCREASE OF 208% FROM DIVIDEND LEVEL ONE YEAR AGO

CHANDLER, Arizona – October 20, 2005 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended September 30, 2005.  Net sales for the second quarter of fiscal 2006 were a record $227.3 million, up 4.0% sequentially from $218.5 million in the immediately preceding quarter, and up 3.0% from sales of $220.7 million in the prior year’s second quarter.  GAAP net income for the second quarter of fiscal 2006 was a record $65.7 million, or 31 cents per diluted share, up 7.6% from GAAP net income of $61.0 million, or 29 cents per diluted share, in the immediately preceding quarter; and up 8.6% from GAAP net income of $60.4 million, or 29 cents per diluted share, in the prior year’s second quarter.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 16 cents per share.  The quarterly dividend is payable on November 18, 2005 to stockholders of record on November 3, 2005.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

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“All product segments grew sequentially in the September 2005 quarter, allowing Microchip to achieve record net sales levels overall, as well as record microcontroller sales,” said Steve Sanghi, Microchip’s President and CEO.  “Asia was our fastest growing geography during September, achieving record sales levels of $101 million, representing over 44% of our overall business.”

Mr. Sanghi continued, “Record gross and operating margins of 59.2% and 34.9% respectively in the September quarter reflect our proprietary business model, enabling Microchip to achieve record GAAP net income of $65.7 million for the period.

“We are also pleased to be increasing our quarterly dividend payment to our shareholders by 28% sequentially to a record 16 cents per share,” Mr. Sanghi added.  “We already had the highest dividend rate in the semiconductor industry.  With this increase, we now have a dividend rate similar to the average dividend rate of the companies in the S&P 500.  We continue to believe, based on investor feedback, that increasing dividends is a highly desirable way of returning value to our shareholders.”

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory days on our balance sheet at the end of September were at 108 days, up four days from inventory levels at June 30, 2005.  Inventory in the distribution channel at the end of September was lower than inventory levels at the end of June, resulting in the overall inventory supporting our business being essentially flat from June to September.”

“We generated net cash for the September period of $113.7 million, before the payment of $26.2 million in dividends,” Mr. Parnell added.

Mr. Sanghi concluded, “While our overall book-to-bill ratio was at parity for the September quarter, our direct customers’ book-to-bill ratio was 1.02 and our distribution channel book-to-bill was below parity, reflecting the tight asset management in that channel.  Based on our assessment of the business, we expect net sales in the December quarter to be approximately $234 million, sequential growth of 3%, and EPS of approximately 32 cents.”

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Microchip’s Recent Highlights:

•                  Microchip significantly expanded its presence in the growing $4 billion 16-bit microcontroller market space with the recent announcement of 49 new 16-bit PIC® microcontrollers and dsPIC® digital signal controllers.  The new 16-bit devices are based on the same architectural attributes that made the PIC microcontroller the world’s number one 8-bit microcontroller (based on unit shipments):  development tool and software compatability, upward migration path, wide range of memory and peripheral options, and lowered overall system cost.  Microchip is aggressively pursuing 16-bit design opportunities in a wide range of high-performance applications that are separate from and incremental to those being served by an 8-bit microcontroller today.

•                  Microchip shipped its four billionth PIC microcontroller, the PIC16F877 high-performance Flash microcontroller, to Insta Elektro of Lüdenscheid, Germany.  This milestone demonstrates the industry’s continued acceptance of Microchip’s PIC microcontrollers as the high-performance, cost-effective solution for embedded-control designs.

•                  The Company issued seven announcements that kicked off the “Start Now” marketing campaign to attract new and existing users to Microchip’s innovative and easy-to-use small PIC microcontrollers, development tools and new package options, including:

1.               PIC16F690 Family:  Microchip’s most advanced small-form-factor microcontroller family.

2.               PIC16F506/PIC12F510:  The first Baseline PIC microcontrollers with an Analog-to-Digital Conversion (ADC) peripheral.

3.               PIC10F222/220:  The next generation of the “World’s Smallest Microcontroller” family with an ADC and a faster, 8 MHz clock speed.

4.               PIC16F639:  A fully integrated microcontroller for “passive keyless entry” and authentication, with an onboard analog front end and the KEELOQ® cryptographic module.

5.               PICkit™ 2 Starter Kit:  A USB-powered, hardware-upgradeable programmer that is the size of a key fob.

6.               PICDEM™ Mechatronics Demonstration Board:  An easy way to develop systems that replaces mechanical components with microcontrollers.

7.               Space-saving, 4x4mm QFN package options for many of Microchip’s small-form-factor microcontrollers.

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•                  During the quarter, Microchip shipped 14,757 new development systems, including a record number of development tools supporting our high-performance PIC18 architecture.  This brisk pace demonstrates the continued strong acceptance of Microchip’s products.  The total cumulative number of development systems shipped now stands at 388,020.

•                  In July, Microchip held its annual Microchip Annual Summer Technical Exchange Review (MASTERs) Conference with record attendance from more than 750 leading embedded designers worldwide at this four-day event.  MASTERs offered more than 80 courses on Microchip product and technology information, enabling attendees to take full advantage of the growing product portfolio and Company design expertise.  Attendees at MASTERs enjoyed demos and technical information on the recently announced 16-bit  microcontrollers and digital signal controllers.  Classes covering the 16-bit offering were filled to capacity, and Microchip received numerous product sample requests.

•                  Arrow Electronics, Inc. [NYSE: ARW] and Microchip jointly introduced a powerful Mechatronics seminar series that is being presented in more than 20 cities from September 2005 to January 2006.  This hands-on workshop provides engineers who have limited or no microcontroller hardware and software design experience with step-by-step exercises to learn the basic principles of microcontroller design.

•                  Microchip announced that its free ZigBee™ Protocol Stack now supports the Uniband Electronic Corporation (UBEC) uz2400 ZigBee/IEEE802.15.4 2.4GHz RF transceiver.  Microchip offers the smallest, and only free (no-cost license and royalty free), ZigBee Stack, enabling lower development and system costs.

•                  Microchip introduced the TC1303/TC1304 and TC1313 series of power-management integrated circuits that combine a synchronous buck switching regulator, low dropout regulator and power-good function into single-chip solutions.  These five new devices offer low-power and low-cost advantages for a variety of battery-operated and dual-output-voltage systems.

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•                  The Company unveiled the expansion of its low-power family of 12-bit Digital-to-Analog Converters (DACs).  The new MCP4821 and MCP4822 DACs provide a unique combination of specifications, which includes smaller packages, high accuracy with differential non-linearity of less than +/-0.2 LSB, low power consumption of 400 microamps in an MSOP package, and a precision voltage reference.

•                  The Company expanded its SPI™ serial EEPROM product line with two high-density (256 Kbit), high-speed (up to 10 MHz) devices.  The 25AA256 and 25LC256 serial EEPROMs feature Microchip’s industry-leading endurance and reliability, along with Microchip’s commitment to consistent on-time delivery.

Third Quarter Fiscal 2006 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the third fiscal quarter ending December 31, 2005 are currently anticipated to be approximately $234 million, up approximately 3% from the September 2005 quarter.

•                  Gross margins for the third fiscal quarter ending December 31, 2005 are expected to be approximately 59.5%.  Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the third fiscal quarter ending December 31, 2005 are expected to be approximately 24.5% of net sales.  Operating expenses fluctuate over time, primarily due to revenue, foreign currency effects on our business, and profit levels.

•                  The tax rate for the third fiscal quarter ending December 31, 2005 is anticipated to be approximately 24%.

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•                  Earnings per diluted share for the third fiscal quarter ending December 31, 2005 are anticipated to be approximately 32 cents.

•                  Inventories at December 31, 2005 are anticipated to be approximately flat in number of days with the September quarter.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending December 31, 2005 are expected to be approximately $20 million, and capital expenditures for fiscal 2006 are expected to total approximately $60 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the December quarter of approximately $100 million before the dividend payment of approximately $34 million announced today.  The amount of expected cash generation is before the effect of any stock buy-back activity.

•                  Microchip announced on April 22, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares.  At September 30, 2005, approximately 1.6 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core financial performance.  We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation.  Management measures enterprise performance using non-GAAP financial measures such as those that are disclosed in this press release.  This information facilitates management’s internal comparisons to the Company’s historical core operating results and comparisons to competitors’ core operating results as determined by management.  Management believes that non-GAAP information allows for additional transparency and such

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information is used by management in its financial and operational decision making.  The non-GAAP measures that management determines as being informative to investors allow them to focus on the ongoing operations and the core results of our business.  Historically, we have reported similar non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.  This information is not in accordance with, or an alternative for, information prepared using generally accepted accounting principles (GAAP) in the United States.  It excludes items such as special charges, which may have a material effect on the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP.  We exclude these charges and the related tax benefit from the charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations.  We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net sales	$227,298	$220,694	$445,825	$433,469
Cost of sales	92,742	94,317	183,764	185,633
Gross profit	134,556	126,377	262,061	247,836

Operating expenses:
Research and development	23,637	23,318	47,032	46,599
Selling, general and administrative	31,624	28,008	62,705	55,232
Special charges	0	0	0	21,100
	55,261	51,326	109,737	122,931

Operating income	79,295	75,051	152,324	124,905
Other income, net	7,090	4,479	14,358	8,228
Income before income taxes	86,385	79,530	166,682	133,133
Income taxes	20,732	19,087	40,005	28,891

Net income	$65,653	$60,443	$126,677	$104,242

Basic net income per share	$0.31	$0.29	$0.61	$0.50
Diluted net income per share	$0.31	$0.29	$0.59	$0.49

Basic shares used in calculation	209,424	206,191	208,945	206,441
Diluted shares used in calculation	214,688	211,403	214,128	212,089

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	March 31, 2005
	(Unaudited)
ASSETS

Cash and short-term investments	$902,490	$734,604

Accounts receivable, net	120,500	113,088

Inventories	110,226	103,728

Other current assets	114,729	123,928

Total current assets	1,247,945	1,075,348

Property, plant & equipment, net	662,592	693,302

Other assets	50,284	48,904

Total assets	$1,960,821	$1,817,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$45,454	$45,454

Accounts payable and other accrued liabilities	193,176	169,481

Deferred income on shipments to distributors	88,963	91,730

Total current liabilities	327,593	306,665

Long-term debt and deferred taxes	17,862	25,155

Stockholders’ equity	1,615,366	1,485,734

Total liabilities and stockholders’ equity	$1,960,821	$1,817,554

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF GAAP INFORMATION TO NON-GAAP INFORMATION

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
GAAP net income	$65,653	$60,443	$126,677	$104,242
Special charges, net of tax (1) Philips royalty settlement	0	0	0	12,976

Non-GAAP net income	$65,653	$60,443	$126,677	$117,218
Diluted GAAP net income per share	$0.31	$0.29	$0.59	$0.49
Diluted non-GAAP net income per share	$0.31	$0.29	$0.59	$0.55

Diluted shares used in calculation	214,688	211,403	214,128	212,089

(1)                      In the three-month period ended June 30, 2004, we recorded a special charge of $21.1 million with a related tax benefit of $8.1 million for a patent license litigation settlement with U.S. Philips Corporation and Philips Electronics North America Corp. (together “Philips”) which had been ongoing for the past several years.  The settlement included a dismissal of the pending litigation and the cross-license of certain patents between Philips and Microchip.

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Conference Call and Updates:

Microchip will host a conference call today, October 20, 2005 at 6:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until October 27, 2005.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) October 20, 2005 and will remain available until 5:00 p.m. (Eastern Time) on October 27, 2005.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 4019366.

Cautionary Statement:

The statements in this release relating to our belief that increasing dividends is a highly desirable way of returning value to our shareholders, our expectation for net sales growth of 3% sequentially and for EPS of approximately 32 cents, the industry’s continued acceptance of Microchip’s PIC microcontrollers, the continued strong acceptance of Microchip’s products, and the statements containing our guidance for the quarter ending December 31, 2005 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending December 31, 2005 and for fiscal 2006, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

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For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this October 20, 2005 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, KEELOQ and MPLAB are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.  PICDEM and PICkit are trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.  SPI is a trademark of Motorola in the U.S.A. and in other countries.  ZigBee is a trademark of the ZigBee Alliance.  All other trademarks mentioned herein are property of their respective companies.

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